Exhibit 99.7

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of this 7th day of September 2011, by and between PERFUMANIA HOLDINGS, INC. (“Perfumania”), having its principal business address at 35 Sawgrass Drive, Suite 2, Bellport, New York 11713, GLENN NUSSDORF (the “Stockholder”) and PARLUX FRAGRANCES, INC. (“Parlux”), having its principal business address at 5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, Florida 33309 (each a “Party” and collectively, the “Parties”).

WHEREAS, pursuant to a Mutual Confidentiality Agreement of even date herewith between Perfumania and Parlux (the “NDA”), Perfumania and Parlux intend to mutually exchange Confidential Information (as defined in the NDA);

WHEREAS, in furtherance of such exchange of Confidential Information and the evaluation by Parlux and Perfumania of a proposed business combination among them (the “Proposed Business Combination”), the Parties desire to enter into this agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.         Agreement.  In consideration of the covenants and agreements of the Parties contained herein:

a.         Subject to subsection (c) below and except as required by applicable law, regulation or legal process, Parlux agrees that it will not convene its annual meeting of shareholders or any special meeting of its shareholders to elect directors until December 9, 2011 with a related record date not earlier than November 4, 2011, and Perfumania and the Stockholder each agree that from the date of this Agreement through October 28, 2011 (the “Applicable Period”), it and he will not, and will cause its and his Permitted Recipients, as defined in the NDA, acting on its behalf and its affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including the Glenn, Stephen or Arlene Nussdorf, estate planning vehicles for their respective families or companies controlled by them (collectively, the “Perfumania Parties”) not to, or encourage others to, directly or indirectly, unless specifically requested in writing in advance by the Board of Directors or Chief Executive Officer of Parlux:

(i)         acquire or agree, offer, seek or propose to acquire (or request permission to do so) ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the assets (except for purchases of Parlux products by Perfumania and its subsidiaries in the ordinary course of business) or businesses of Parlux or any subsidiary thereof or any securities issued by Parlux or any subsidiary thereof, or any rights or options to acquire such ownership (including from a third party);

(ii)        offer, seek or propose a merger, consolidation, business combination or other extraordinary transaction with or involving Parlux or any subsidiary thereof (other than the Proposed Business Combination);

(iii)        seek or propose to influence or control the management or the policies of Parlux or to obtain representation on the Board of Directors of Parlux, or solicit, or encourage or in any way participate in the solicitation of, any proxies or consents with respect to any securities of Parlux;

(iv)       enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or

(v)        make any public announcement with respect to any of the foregoing.

b.           During the Applicable Period, Parlux agrees that it shall not take action to amend its Amended and Restated Bylaws to insert an “advance notice provision” for the nominations of directors to the Parlux Board of Directors.

c.           If at any time during the Applicable Period, either Parlux or Perfumania decides to terminate further discussions or negotiations with respect to the Proposed Business Combination, such terminating Party so shall advise the other Party or Parties by written notice as promptly as possible.  Such written notice shall terminate all of the Parties’ obligations set forth in this Section 1, including the restrictions applicable during the Applicable Period applicable to the Perfumania Parties, effective upon receipt of the notice by non-terminating Party or Parties, and the provisions relating to the annual or special meeting date, the related record date and the advance notice provision applicable to Parlux, effective seven (7) days following receipt of the notice by non-terminating Party or Parties.  Such written notice shall terminate only the restriction of this Section 1, and all other provisions of this Agreement shall survive in accordance with the terms of this Agreement.

2.         No Obligation.  The Parties agree that unless and until a definitive agreement regarding the Proposed Business Combination has been executed by Parlux and Perfumania, none of the Parties will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement, except for the matters specifically agreed to herein.  The Parties further acknowledge and agree that each of Parlux and Perfumania, in its sole discretion, reserves the right to reject any and all proposals made by another Party or any of its representatives with regard to the Proposed Business Combination and to terminate discussions and negotiations at any time.

3.         Miscellaneous.  This Agreement shall be governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.  The Parties agree, on behalf of themselves and their affiliates and their representatives, to submit to the jurisdiction of any court of competent jurisdiction located in New York County, New York to resolve any dispute relating to this

Agreement and waive any right to move to dismiss or transfer any such action brought in any such court on the basis of any objection to personal jurisdiction or venue.  Further, the Parties irrevocably agree that service of copies of the summons and complaint and any other process that may be served in any such action or proceeding brought in such a court may be made by mailing or delivering a copy of such process to them at their respective addresses.  EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL-BY-JURY IN ANY SUIT, ACTION OR PROCEEDING (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.  This Agreement may not be amended, modified, changed or terminated orally.  No provision may be waived orally.  Oral amendments or modifications, oral waivers and purported oral terminations hereof are void.  This Agreement shall bind and shall inure to the benefit of the Parties and any and all of their successors or assigns whether by merger, consolidation, transfer of substantially all assets or similar transaction.  Failure to exercise a right or remedy or granted hereunder shall not be deemed a waiver of such right or remedy, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.  This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, such provision shall be enforced to the fullest extent permitted by law and the remaining provisions hereof shall nevertheless continue in full force and effect without being impaired or invalidated to any degree.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PERFUMANIA HOLDINGS, INC.

By:	/s/ Donna Dellomo
Name:	Donna Dellomo
Title:	Chief Financial Officer

PARLUX FRAGRANCES, INC.

By:	/s/ Glenn H. Gopman
Name:	Glenn H. Gopman
Title:	Independent Committee Chair

/s/ Glenn Nussdorf
Glenn Nussdorf, on his own behalf and on behalf of stockholders of Parlux in whose holdings he claims a beneficial interest